Exhibit 99.2(g)



                        INVESTMENT MANAGEMENT AGREEMENT

         THE TOPIARY MASTER FUND FOR BENEFIT PLAN INVESTORS (BPI) LLC


     AGREEMENT, made as of [July __, 2004] between The Topiary Master Fund for Benefit Plan Investors (BPI) LLC, a Delaware limited liability company (the "Master Fund"), and DB Investment Managers, Inc., a Delaware corporation (the "Adviser").

     WHEREAS, the Master Fund is registered with the Securities and Exchange Commission (the "SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Master Fund desires to retain the Adviser so that it will render investment advisory services to the Master Fund in the manner and on the terms and conditions hereinafter set forth; and

     WHEREAS, the Adviser is willing to render such services and/or engage others to render such services to the Master Fund;

     WHEREAS, the Master Fund serves as the "master" portfolio for one or more "feeder" funds (each, a "Fund") that invest all or substantially all of their assets in the Master Fund and that have the same investment objective and policies as the Master Fund;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

1. Appointment. The Master Fund hereby appoints the Adviser to act as investment adviser and provide investment advisory services to the Master Fund, subject to the supervision of the Master Fund's board of directors (the "Board," "Board of Directors," or "Directors"), for the period and on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date for the compensation herein provided.


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2.   Responsibilities of the Adviser.

          (a) The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, subject to the supervision of the Master Fund's Board of Directors, either directly or indirectly through one or more Subadvisers (as that term is defined in paragraph 4 below):

               (i) to make investment decisions and provide a program of continuous investment management for the Master Fund; prepare, obtain, evaluate, and make available to the Master Fund research and statistical data in connection therewith; obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; engage in or supervise the selection, acquisition, retention, and sale of investments, securities, and/or cash; engage in or supervise the selection, acquisition, retention, and sale of unregistered investment funds, and/or other investment vehicles (the "Investment Funds"); select brokers or dealers to execute transactions; and all of the aforementioned shall be done in accordance with the Master Fund's investment objective, policies, and limitations as stated in the Master Fund's offering document included as part of the Master Fund's registration statement filed with the SEC on Form N-2 under the 1940 Act (the "Registration Statement"), as amended from time to time, and in accordance with guidelines and directions from the Master Fund's Board of Directors and any applicable laws and regulations;

               (ii) subject to the direction and control of the Master Fund's Board of Directors, to assist the Master Fund as it may reasonably request in the conduct of the Master Fund's business, including oral and written research, analysis, advice, statistical, and economic data, judgments regarding individual investments, general economic conditions and trends, and long-range investment policies; determine or recommend the securities, instruments, repurchase agreements, options, and other investments (including the Investment Funds), and techniques that the Master Fund will purchase, sell, enter into, use, or provide in an ongoing evaluation of the Master Fund's portfolio; continuously manage and supervise the investment program of the Master Fund and the composition of its investment portfolio in a manner consistent with the



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               investment objective, policies, and restrictions of the Master
               Fund, as set forth in its Registration Statement and as may be adopted from time to time by the Board, and applicable laws and regulations; determine or recommend the extent to which the Master Fund's portfolio shall be invested in securities, Investment Funds, and other assets, and what portion if any, should be held uninvested; and undertake to do anything incidental to the foregoing to facilitate the performance of its obligations hereunder;

               (iii) furnish to or place at the disposal of the Master Fund information, evaluations, analyses, and opinions formulated or obtained by the Adviser in the discharge of its duties as the Master Fund may, from time to time reasonably request, and maintain or cause to be maintained for the Master Fund all books, records, reports, and any other information required under the 1940 Act, to the extent that such books, records, reports, and other information are not maintained or furnished by the custodian, transfer agent, administrator, sub-administrator, or other agent of the Master Fund;

               (iv) to furnish at the Adviser's expense for the use of the Master Fund and each Fund such office space, telephone, utilities, and facilities as the Master Fund and each Fund may require for its reasonable needs and to furnish at the Adviser's expense clerical services related to research, statistical, and investment work;

               (v) to render to the Master Fund management and administrative assistance in connection with the operation of the Master Fund that shall include (i) compliance with all reasonable requests of the Master Fund for information, including information required in connection with the Master Fund's filings with the SEC, other federal and state regulatory organizations, and self-regulatory organizations, and (ii) such other services as the Adviser shall from time to time determine to be necessary or useful to the administration of the Master Fund; and

               (vi) to pay the reasonable salaries, fees, and expenses of the Master Fund and each Fund's officers and employees (including the Master Fund and each Fund's share of payroll taxes) and any fees and expenses of the Master Fund and each Fund's Directors who are directors, officers, or employees of or otherwise



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               affiliated with the Adviser; provided, however, that the Master
               Fund and each Fund, and not the Adviser, shall bear travel expenses (or an appropriate portion thereof) of Directors and officers of the Master Fund and each Fund who are directors, officers, or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Master Fund and each Fund's Board of Directors or any committees thereof or advisers thereto. The Adviser shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Master Fund other than those specifically allocated to the Adviser in this Agreement.

          (b) In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of the Master Fund's employees who are directors, officers, or employees of the Adviser whose services may be involved, for the following expenses of the Master
          Fund: organizational and offering expenses of the Master Fund; fees payable to any consultants, including an advisory board (if applicable); fees paid directly or indirectly to investment advisers of the Investment Funds; brokerage commissions or all other costs and expenses directly related to portfolio transactions, acquiring or disposing of any portfolio security, and positions for the Master Fund's account such as direct or indirect expenses associated with the Master Fund's investments, including investments in the Investment Funds; legal expenses; auditing and accounting expenses; telephone, telex, facsimile, postage, and other communications expenses; interest, insurance premiums, taxes, and governmental fees; dues and expenses incurred by the Master Fund or with respect to the Master Fund in connection with membership in investment company trade organizations; fees and expenses of the Master Fund's administrator, sub-administrator, custodian, transfer agent and registrar, placement agents, or any other agent of the Master Fund; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers, and other specialists (if any); fees and expenses related to the repurchase of interests of members of the Master Fund; other expenses in connection with the issuance, offering, distribution, sale, or underwriting of interests issued by the Master Fund, including preparing stock certificates; expenses of registering or qualifying interests of the Master Fund for sale; expenses relating to investor and public relations; freight, insurance, and other charges in connection with any shipment of the Master Fund's portfolio securities; expenses of preparing, printing, and distributing offering memoranda and other marketing materials,



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          reports, notices to members, the SEC, and other regulatory agencies, and providing distributions to members; costs of stationery; costs of members' and other meetings, including proxy preparation, printing, and mailing; or litigation expenses.

3. Use of Name. As licensee of the rights to use and sublicense the use of the names "Topiary," "Deutsche," and "DB," trademarks and any derivatives thereof or logo associated with those names, the Adviser hereby grants the Master Fund a non-exclusive right and sublicense to use (i) the Topiary, Deutsche, and DB names and marks as part of the Master Fund's name (the "Master Fund Name"), and (ii) in connection with the Master Fund's investment products and services, in each case only for so long as this Agreement, any other investment management agreement between the Master Fund and the Adviser (or any organization which shall have succeeded to the Adviser's business as investment manager (the "Adviser's Successor")), or any extension, renewal, or amendment hereof or thereof remains in effect, and only for so long as the Adviser is a licensee of the "Topiary," Deutsche, and DB names and marks, provided, however, that the Adviser agrees to use its best efforts to maintain its license to use and sublicense the "Topiary," Deutsche, and DB names and marks. The Master Fund agrees that (i) it shall have no right to sublicense or assign rights to use the "Topiary," Deutsche, and DB names and marks, (ii) it shall acquire no interest in the "Topiary," Deutsche, and DB names and marks other than the rights granted herein and (iii) it shall not challenge the validity of the "Topiary," Deutsche, and DB names and marks or the ownership thereof. The Master Fund further agrees that all services and products it offers in connection with the "Topiary," Deutsche, and DB names and marks shall meet commercially reasonable standards of quality, as may be determined by the Adviser from time to time. At the Adviser's reasonable request, the Master Fund shall cooperate with the Adviser and shall execute and deliver any and all documents necessary to maintain and protect (including, but not limited to any trademark infringement action) the Adviser and/or enter the Master Fund as a registered user thereof. At such time as this Agreement or any other investment management agreement shall no longer be in effect between the Adviser (or the Adviser's Successor) and the Master Fund, or the Adviser no longer is a licensee of the "Topiary," Deutsche, and DB names and marks, the Master Fund shall (to the extent that, and as soon as, it lawfully can) cease to use the Master Fund Name or any other name indicating that it is advised by, managed by or otherwise connected with the Adviser (or the Adviser's Successor). In no event shall the Master Fund use the "Topiary," Deutsche, and DB names and marks or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name "Topiary," "Deutsche," or "DB" if this Agreement or any other investment management agreement between the Adviser (or the Adviser's Successor) and the Master Fund is terminated.



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4.   Subadvisers. The Adviser may, at its expense and subject to its supervision, engage one or more persons, including, but not limited to, subsidiaries and affiliated persons of the Adviser, to render any or all of the investment advisory services that the Adviser is obligated to render under this Agreement, including, subject to approval of the Master Fund's Board of Directors, a person or persons to render investment advisory services including the provision of a continuous investment program and the determination of the composition of the securities and other assets of the Master Fund (each, a "Subadviser"). Member approval of the appointment of a Subadviser by the Adviser pursuant to this paragraph is required only to the extent required by applicable law, as may be modified by any exemptive order or other interpretation received from the SEC.

5. Regulatory Compliance. In performing its duties hereunder, the Adviser (and any Subadvisers selected by the Adviser) shall comply with (i) the 1940 Act and all rules and regulations thereunder, (ii) all other applicable federal and state laws and regulations, (iii) any applicable procedures adopted by the Master Fund's Board of Directors, and (iv) the provisions of the Master Fund's Registration Statement.

6. Compensation. As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to this Agreement, the Master Fund will pay the Adviser quarterly in arrears a management fee (the
"Management Fee"), calculated on the last business day of each month during such quarter equal to 0.25% of the Master Fund's month-end net assets (a 1.0% annual rate). If the Adviser shall serve hereunder for less than the whole of any quarter, the fee hereunder shall be prorated according to the proportion that such period bears to the full quarter and shall be payable within 30 days after the end of the relevant quarter or the date of termination of this Agreement, as applicable. The value of the net assets of the Master Fund shall be determined pursuant to the applicable provisions of the limited liability company operating agreement (the "Operating Agreement"), valuation procedures, and Registration Statement of the Master Fund, each as amended from time to time. If the determination of the net asset value of the Master Fund has been suspended for a period including the end of any quarter when the Adviser's compensation is payable pursuant to this paragraph, then the Adviser's compensation payable with respect to such quarter shall be computed on the basis of the value of the net assets of the Master Fund as last determined (whether during or prior to such quarter). If the Master Fund determines the value of the net assets of its portfolio more than once in any month, then the last such determination thereof in that month shall be deemed to be the sole determination thereof in that month for the purposes of this paragraph.

7.   Portfolio Transactions.



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          (a)  In executing transactions for the Master Fund and selecting brokers or dealers, the Adviser (either directly or through Subadvisers) shall place orders pursuant to its investment determinations for the Master Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Master Fund's Registration Statement and any applicable legal requirements. Without limiting the foregoing, the Adviser (or a Subadviser) shall use its best efforts to obtain for the Master Fund the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Subject to the appropriate policies and procedures approved by the Master Fund's Board of Directors, the Adviser (or the Subadviser) may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), cause the Master Fund to pay a broker or dealer that provides brokerage or research services to the Adviser (or the Subadviser) an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser (or the Subadviser) determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser's (or the Subadviser's) overall responsibilities to the Master Fund or its other advisory clients. To the extent authorized by Section 28(e) of the Securities Exchange Act and the Master Fund's Board of Directors, the Adviser (or the Subadviser) shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

          (b) To the extent applicable to the Master Fund and consistent with these standards, in accordance with Section 11(a) of the Securities Exchange Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, the Adviser (or the Subadviser) is further authorized to allocate the orders placed by it on behalf of the Master Fund to the Adviser (or the Subadviser) if it is registered as a broker or dealer with the SEC, to its affiliate that is registered as a broker or dealer with the SEC, or to such brokers and dealers that also provide research or statistical research and material, or other services to the Master Fund or the Adviser (or the Subadviser). Such allocation shall be in such amounts or proportions as the Adviser (or the Subadviser) shall determine consistent with the above standards, and, upon request, the Adviser (or the



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          Subadviser) will report on said allocation regularly to the Master
          Fund's Board of Directors indicating the broker-dealers to which such allocations have been made and the basis therefor.

8. Reports. The Adviser (or the Subadviser) will regularly report to the Master Fund's Board of Directors on the investment program of the Master Fund and the issuers and securities generally represented in the Master Fund's portfolio, including reports received from the Investment Funds, and will furnish the Master Fund's Board of Directors such periodic and special reports as the Directors may reasonably request.

9. Not Exclusive. Nothing herein shall be construed as prohibiting the Adviser, Subadviser, or any director, officer, partner, employee, or affiliate thereof from providing investment management or advisory services to, or entering into investment management or advisory agreements with, other clients (including other registered investment companies), including clients which may from time to time purchase and/or sell securities of issuers in which the Master Fund invests, or from utilizing (in providing such services) information furnished to the Adviser by advisors and consultants to the Master Fund and others (including Subadvisers); provided however, that the Adviser shall undertake no activities that, in its judgment, would adversely affect the performance of its obligations under this Agreement.

10. Conflicts of Interest. Whenever the Master Fund and one or more other accounts or investment companies managed or advised by the Adviser or a Subadviser have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures approved by the Master Fund's Board of Directors and believed by the Adviser or the Subadviser to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in accordance with procedures approved by the Master Fund's Board of Directors and believed by the Adviser or the Subadviser to be equitable. The Master Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Master Fund. In addition, the Master Fund acknowledges that any member, director, officer, or persons employed by the Adviser, its affiliates, or a Subadviser, who may also be a member, director, officer, or person employed by the Master Fund, to assist in the performance of the Adviser's or the Subadviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser or a Subadviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.



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11.  Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Master Fund's Board of Directors from time to time, have no authority to act for or represent the Master Fund in any way or otherwise be deemed its agent.

12. Liability. The Adviser may rely on information reasonably believed by it to be accurate and reliable, including but not limited to any information or report from the Investment Funds, and shall give the Master Fund the benefit of its best judgment and effort in rendering services hereunder. Neither the Adviser nor its members, officers, directors, employees, or agents and its affiliates, successors, or other legal representatives shall be subject to any liability for any act or omission, error of judgment, mistake of law, or for any loss suffered by the Master Fund, in the course of, connected with, or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard on the part of the Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Adviser, who may be or become an employee of the Master Fund and paid by the Master Fund shall be deemed, when acting within the scope of his employment by the Master Fund, to be acting in such employment solely for the Master Fund and not as an employee or agent of the Adviser.

13.  Indemnification.

          (a) The Master Fund shall indemnify the Adviser and its affiliates, and each of their members, directors, officers, and employees and any of their affiliated persons, executors, heirs, assigns, successors, or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages, or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Master Fund, except those resulting from the willful misfeasance, bad faith, or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct; or
          (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Directors who are not parties to the proceeding or (B) legal counsel selected by a vote of



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          a majority of the Board in a written advice, that the Indemnified
          Person is entitled to indemnification hereunder. The Master Fund shall advance to an Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance, that if one of the foregoing parties receives any such advance, the party will reimburse the Master Fund for such fees, costs, and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this paragraph. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

          (b) Notwithstanding any of the foregoing, the provisions of this paragraph shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph to the fullest extent permitted by law. The provisions of this paragraph shall survive the termination or cancellation of this Agreement.

14. Term of Agreement; Termination. This Agreement shall remain in effect until the date which is two years from the day and date first written above, and shall continue in effect year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of: (i) a majority of the members of the Master Fund's Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Master Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the Master Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Master Fund. This Agreement may nevertheless be terminated at any time without penalty, on 60 days' written notice, by the Master Fund's Board of Directors, by vote of holders of a majority of the outstanding voting securities of the Master Fund, or by the Adviser. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser's business or to a wholly owned



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subsidiary of such corporate successor which does not result in a change of actual control or management of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice to the Master Fund or the Adviser shall be deemed given when received by the addressee.

15. Assignment. Subject to Section 14 hereof, this Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder.

16. Amendment. This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the independent Directors in accordance with the provisions of Section 15(c) of the 1940 Act and the rules and regulations adopted thereunder. If required by the 1940 Act, any material amendment shall also be required to be approved by such vote of the members of the Master Fund as is required by the 1940 Act and the rules thereunder.

17. Conflicts of Laws. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act.

18. Management of Subsidiaries. If the Master Fund's Board of Directors determines that it is in the best interests of the Master Fund and its members to carry on all or part of the business of the Master Fund through one or more subsidiaries, the Board of Directors may cause the substantive terms of this Agreement to apply to the management of any such subsidiary or subsidiaries.

19. Master Fund Obligations. This Agreement is made by the Master Fund and executed on behalf of the Master Fund by an officer of the Master Fund, and the obligations created hereby are not binding on any of the Directors, officers, members, employees, or agents, whether past, present, or future of the Master Fund individually, but bind only the assets and property of the Master Fund.

20. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.



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21.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

22. Supersedes Other Agreements. This Agreement supersedes all prior investment advisory, management, and/or administration agreements in effect between the Master Fund and the Adviser.



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          IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.



THE TOPIARY MASTER FUND FOR BENEFIT PLAN INVESTORS (BPI) LLC

By: ___________________________________
    Name:
    Title:




DB INVESTMENT MANAGERS, INC.

By: ___________________________________
    Name:
    Title:



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